FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 4, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Machnatka-2 Well

Salt Lake City, May 4, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today announced that drilling has commenced on the Company’s Machnatka-2 well.  Machnatka-2 is located in the southwestern portion of the Company’s 880,000 acre Warsaw South concession in eastern Poland.  The well is expected to test both the Zechstein and Carboniferous horizons before reaching total depth of 4,070 meters.  NAFTA Pila is the drilling contractor.  The location for the well was selected on recently acquired 2-D seismic data.  The Company has signed a letter of intent under which the Polish Oil and Gas Company (PGNiG) may earn up to 49% interest.  FX Energy is the operator of the Machnatka well and owns 51%.

Plawce-2 Tight Gas Well Currently Drilling

The Plawce-2 tight gas well in the Fences concession in western Poland is currently drilling at 2,673 meters.  Plawce-2 is targeting Rotliegend sands at an estimated depth of approximately 3,729 meters.  Plans call for drilling to a vertical depth of approximately 4,000 meters.  Following evaluation of cores, logs and flow tests, the parties may consider fraccing the vertical well and/or drilling a long reach multi frac horizontal section.  PGNiG operates the Fences concession and the Plawce-2 well and owns 51% interest; the Company owns 49%.

Kutno Well Status

FX Energy also reported that the drilling contractor for the Kutno-2 well is expected to be selected later this month.  FX Energy is the operator of Kutno, a 35,000 acre Rotliegend structure located in central Poland at a depth of 6,500 meters.  The Company has signed a joint operating agreement under which PGNiG may earn 50% interest, and a letter of intent under which Kulczyk Investments LLC may earn up to 25% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.